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                                                                    EXHIBIT 99.1



                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                        ANNOUNCES DATE FOR ANNUAL MEETING

         DENVER, COLORADO, February 22, 2002

         Apartment Investment and Management Company (NYSE: AIV) ("AIMCO") announced that its 2002 Annual Meeting of Stockholders (the "Meeting") will be held on Friday, April 26, 2002 at 9:00 a.m. at Aimco's headquarters at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado.

         Stockholders may submit proposals for consideration at the Meeting. Under the rules and regulations of the Securities and Exchange Commission, Aimco may use its discretionary authority to vote on proposals of stockholders presented at the Meeting, unless Aimco has received timely written notice of the intention to present such proposals at the Meeting. In order to be considered timely, written notice of proposals of stockholders must be received by Aimco on or before March 8, 2002.

         In order to be included in Aimco's Proxy Statement and form of proxy for the Meeting, proposals of stockholders intended to be presented at the Meeting must be received by Aimco, marked to the attention of the Secretary, no later than March 8, 2002. Such proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission.

         Aimco is a real estate investment trust, with headquarters in Denver, Colorado and 18 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries, operates approximately 1,400 properties, including approximately 280,000 apartment units, and serves approximately one million residents. Aimco's properties are located in 45 states, the District of Columbia and Puerto Rico.

Contact: Katie Murphree, Vice President--Investor Relations 303-691-4440 E-Mail: investor@aimco.com
          Web Site:  http://www.aimco.com